Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 22, 2019, except for the removal of the conclusion that there is substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1, as to which the date is December 13, 2019, and except for the effects of the reverse stock split discussed in Note 15, as to which the date is January 21, 2020, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-235789) of Black Diamond Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-235789) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 29, 2020